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                                                                     May 6, 1999


Jay Watkins
Vice President
Guidant Corporation
1360 O'Brien Drive
Menlo Park, CA 94025

Jay:

          In connection with Guidant Corporation's consideration of a possible business combination transaction (a "Transaction") with CardioThoracic Systems, Inc. (the "Company"), the Company and you expect to make available to one another certain nonpublic information concerning their respective business, financial condition, operations, assets and liabilities. As a condition to such information being furnished to each party and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), each party agrees to treat any nonpublic information concerning the other party (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the from of communication) which is furnished hereunder to a party or to its Representatives now or in time future by or on behalf of the disclosing party (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.

          (1)  Evaluation Material.  The term "Evaluation Material" also shall
               -------------------
be deemed to include (i) all notes, analyses, compilations, studies, interpretations or other documents prepared by such party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto which is not available to the general public, and (ii) the terms and existence of the discussions between Guidant and the Company. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives, (ii) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party, (iii) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that such source was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, (iv) is disclosed by the disclosing party to a third party without a duty of confidentiality (v) is independently developed by the recipient without use of Evaluation Material, (vi) is disclosed under operation of law, or (vii) is disclosed by the recipient or its Representatives with the discloser's prior written approval.

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          (2)  Purpose of Disclosure of Evaluation Material.  It is understood
               --------------------------------------------
and agreed to by each party that any exchange of information under this Agreement shall be solely for the purpose of evaluating a Transaction between the parties and not to affect, in any way, each party's relative competitive position to each party or to other entities. It is further agreed, that the information to be disclosed to each other shall only be that information which is reasonably necessary to a Transaction and that information which is not reasonably necessary for such purposes shall not be disclosed or exchanged. For purposes of determining when information is reasonably necessary for such purpose, legal counsel to each party shall agree, in advance, to review information requests so as to comply with such standard. In addition, review of competitively sensitive information such as information concerning product development or marketing plans, product prices or pricing plans, cost data, customers or similar information which has been determined to be reasonably necessary to a Transaction, shall be limited only to those senior executives and Representatives who are involved in evaluating or negotiating a Transaction or approving the value of a Transaction.

          (3)  Use of Evaluation Material.  Each party hereby agrees that it and
               --------------------------
its Representatives shall use the other's Evaluation Material solely for the purpose of evaluating a possible Transaction between the parties, and that the disclosing party's Evaluation Material will be kept confidential and such party and its Representatives will not disclose or use for purposes other than the evaluation of a Transaction any of the other's Evaluation Material in any manner whatsoever; provided, however, that (i) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent and (ii) any of such information may be disclosed to the receiving party's Representatives who need to know such information for the sole purpose of evaluating a possible Transaction between the parties, who are directed by the receiving party to treat such information confidentially and who are bound under confidentiality obligations to the receiving party similar in scope to those contained in this Agreement. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

          (4)  Non-Disclosure.  In addition, each party agrees that, without the
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prior written consent of the other party, its Representatives will not disclose to any other person the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a Transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof) provided, that a party may make such disclosure if in the written opinion of a party's outside counsel, such disclosure is necessary to avoid committing a violation of law. In such event, the disclosing party shall use its best efforts to give advance notice to the other party.

          (5)  Required Disclosure.  In the event that a party or its
               -------------------
Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the other party's Evaluation Material, the party requested or required to make the disclosure shall provide the other party with prompt notice of any such request or requirement so

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that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosure or any of its Representatives, are nonetheless, in the opinion of counsel, legally compelled to disclose the other party's Evaluation Material to any tribunal, the party requested or required to make the disclosure or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the other party's Evaluation Material which such counsel advises is legally required to be disclosed, provided that the party requested or required to make the disclosure exercises its reasonable efforts to preserve the confidentiality of the other party's Evaluation Material, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party's Evaluation Material by such tribunal.

          (6)  Termination of Discussions.  Subject to the limitations in the
               --------------------------
letter agreement between the parties dated May 5, 1999 (the "Letter Agreement"), if either party decides that it does not wish to proceed with a Transaction with the other party, the party so deciding will promptly inform the other party of that decision by giving a written notice of termination. In that case, or at any time upon the request of either disclosing party for any reason, each receiving party will promptly deliver to the disclosing party or destroy all written Evaluation Material (and all copies thereof and extracts therefrom) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the requesting party shall be destroyed and no copy thereof shall be retained, and in no event shall either party be obligated to disclose or provide the Evaluation Material prepared by it or its Representatives to the other party. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, each may retain one copy of all Evaluation Material in its legal files, exclusively for use by legal counsel, in evidencing compliance with this Agreement.

          (7)  No Representation of Accuracy.  Each party understands and
               -----------------------------
acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, to the accuracy or completeness of the Evaluation Material made available by it or to it. Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of or reliance upon such other party's Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

          (8)  Definitive Agreements.  Each party understands and agrees that no
               ---------------------
contract or agreement providing for any Transaction involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement except for the matters specifically agreed to herein and in the Letter Agreement. For purposes of

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this paragraph, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to provide or not provide Evaluation Material to the receiving party under this Agreement, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction between the parties, and to terminate discussions and negotiations at any time, subject only to the limitations in the Letter Agreement.

          (9)   Waiver.  It is understood and agreed that no failure or delay by
                ------
either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

          (10)  Miscellaneous.  Each party agrees to be responsible for any
                -------------
breach of this Agreement by any of its Representatives. No failure or delay by the Company or any of its Representatives in exercising any right, power or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          (11)  Injunctive Relief.  It is further understood and agreed that
                -----------------
money damages would not be a sufficient remedy for any breach of this Agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either party or any of its Representatives have breached this Agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees incurred in connection with such litigation, including an appeal therefrom.

          (12)  Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the laws of the State of California applicable to agreements made and to be performed within such State.

          (13)  Term.  This Agreement shall terminate five years from the date
                ----
first set forth above.

          (14)  Pooling of Interests.  During the term of this Agreement,
                --------------------
Guidant Corporation and its Affiliates (as defined under the Securities Exchange Act of 1934, as amended) will not, directly or indirectly, unless specifically requested to do so in writing in advance by the Company's Board of Directors, take any action (including, without limitation, the exercise of any dissenters' rights) that would preclude any acquisition transition involving the Company from being accounted for as a pooling of interests.

          (15)  Non-solicitation.  Both parties agree not to use the Evaluation
                ----------------
Material for the purpose of soliciting or hiring employees of the other party.

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          (16)  Counterparts.  This Agreement may be executed in two
                ------------
counterparts, which together shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

                              Very truly yours,

                              CARDIOTHORACIC SYSTEMS, INC.

                              By:  /s/ Richard A. Lotti
                                   -------------------------------
                                   Richard A. Lotti
                                   Vice President Business Development

Accepted and Agreed as of
the date first written above:

GUIDANT CORPORATION

By:  /s/ Jay Watkins
     ----------------------------
     Jay Watkins
     Vice President

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August 6, 1999

PRIVATE AND CONFIDENTIAL
------------------------

Mr. Richard Ferrari
President and Chief Executive Officer
CardioThoracic Systems, Inc.
10400 North Tantau Avenue
Cupertino, CA  95014

Re:  Letter Agreement
     ----------------

Dear Mr. Ferrari:

          This letter shall amend the Confidentiality Letter Agreement dated May 6, 1999 ("Agreement") by and between Guidant Corporation ("Guidant") and CardioThoracic Systems, Inc. (the "Company"). In consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, Guidant and the Company hereby agree as follows:

          1. The Company agrees that it shall immediately cease any existing discussions or negotiations with any third parties other than Guidant with respect to: (a) any merger, consolidation, business combination or tender or exchange offer involving the Company or any of its subsidiaries; (b) any sale, lease, license or other disposition of substantial assets of the Company or any of its subsidiaries by the Company or any of its subsidiaries; (c) any purchase or other acquisition by the Company or any of its subsidiaries of substantial assets or securities other than in-licenses of technology by the Company or any of its subsidiaries; (d) any reorganization, recapitalization or other similar transaction that would result in any person, group or entity acquiring control of the Company or its business or assets; (e) any incurrence of indebtedness for borrowed money or issuance of debt securities by the Company or any of its subsidiaries other than borrowing under the terms of credit agreements, lines of credit or similar arrangements existing as of the date hereof; or (f) any sale or issuance by the Company or any of its subsidiaries of any capital stock or other voting securities, or securities exercisable, exchangeable or convertible into capital stock or other voting securities of the Company of any of its subsidiaries other than in the ordinary course of business under the Company's stock option and stock purchase plans or pursuant to currently outstanding options or warrants (any of the foregoing in (a) through (f) inclusive, a "Prohibited Transaction").

          2. For a period from the date of full execution of this letter amendment until 5:00 p.m. California time on August 30, 1999 ("Exclusive Negotiation Period"), the Company and its directors, officers, employees, agents, affiliates and representatives (a) shall negotiate exclusively and in good faith with Guidant with respect to a possible transaction, and (b) shall not directly or indirectly solicit, initiate, continue, discuss, negotiate, commit to, enter into or encourage any Prohibited Transaction or any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a Prohibited Transaction or provide any non-public information to any third party with respect to any of the foregoing.

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Mr Richard Ferrari
August 6, 1999
Page 2

          Notwithstanding the foregoing, the Company may, if the Board of Directors of the Company determines in good faith after consultation with legal counsel and financial advisors that the proposed transaction is a Superior Proposal (as defined below) and the failure to do so may constitute a breach of fiduciary duties to the Company's stockholders under applicable law, in response to a proposal for a Prohibited Transaction that was unsolicited or that did not otherwise result from a breach of this letter agreement, furnish nonpublic information with respect to the Company to any person pursuant to a customary and reasonable confidentiality agreement and participate in discussions regarding such Prohibited Transaction. In the event that the Company (a) receives an unsolicited proposal for a Prohibited Transaction which proposal could reasonably be expected to lead to a Prohibited Transaction whose terms are superior to those of the contemplated transaction between Guidant and the Company (a "Superior Proposal") and (b) provides information or engages in discussions pursuant to the preceding sentence, the Company shall notify Guidant of the receipt of such proposal and the material terms and conditions thereof.

          3. During the Exclusive Negotiation Period, Guidant and its directors, officers, employees, agents, affiliates and representatives shall negotiate in good faith with the Company with respect to a possible transaction.

          4. Guidant agrees that, as a party with an existing common interest with the Company, it will maintain all attorney-client privileged or attorney work product information (in whatever form) received from the Company in the strictest confidence, will not disseminate or make copies of any documents containing attorney-client privileged or attorney work product information, and, if the common interest with the Company terminates, will return all such information to the Company.

          5. Except as otherwise provided herein, the terms and conditions of the Agreement shall remain in full force and effect.

          6. Guidant and the Company each represent and warrant that they have independently determined that entering into this letter amendment will not constitute a material event requiring disclosure under applicable law or stock exchange rules.

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Mr Richard Ferrari
August 6, 1999
Page 3

          Please confirm your agreement with the foregoing by signing and returning one copy of this letter amendment to the undersigned, whereupon this letter amendment shall become a binding agreement between Guidant and the Company.

                                     Sincerely,

                                     GUIDANT CORPORATION

                                     By:    /s/ Jay Watkins
                                            --------------------------

                                     Title: Vice President
                                            --------------------------

Accepted and agreed as of the date
set forth below.
CARDIOTHORACIC SYSTEMS, INC.

By:     /s/ Richard M. Ferrari
       -------------------------

Title: President & CEO
       -------------------------

Date:  8-6-99
       -------------------------

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